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                                                       [SHIP LOGO VANGUARD/(R)/]






VANGUARD FUNDS



SUPPLEMENT TO THE STATEMENT OF ADDITIONAL INFORMATION

At a meeting held on July 2, 2009, the shareholders of the Vanguard funds approved the following changes to the funds:


TRUSTEES ELECTED TO VANGUARD FUNDS' BOARDS OF TRUSTEES
Vanguard fund shareholders have elected F. William McNabb III and Peter F. Volanakis as trustees, effective July 2009. The trustees set broad policies for the funds; select investment advisors; monitor fund operations, performance, and costs; nominate and select new trustees; and elect fund officers. Also effective July 2009, J. Lawrence Wilson has retired from the funds' boards of trustees.

Mr. McNabb's principal occupations during the past five years include: Director of Vanguard since 2008; Chief Executive Officer and President of Vanguard and of each of the investment companies served by Vanguard, since 2008; Director of Vanguard Marketing Corporation; and Managing Director of Vanguard (1995-2008).

Mr. McNabb is considered an "interested trustee" of each Vanguard fund because he also holds the positions of President and Chief Executive Officer.

Mr. Volanakis's principal occupations during the past five years and outside directorships include: President since 2007 and Chief Operating Officer since 2005 of Corning Incorporated (communications equipment); President of Corning Technologies (2001-2005); Director of Corning Incorporated and Dow Corning; Trustee of the Corning Incorporated Foundation and the Corning Museum of Glass; and Overseer of the Amos Tuck School of Business Administration at Dartmouth College.


STANDARDIZED FUNDAMENTAL POLICIES FOR ALL VANGUARD FUNDS
The shareholders of the Vanguard funds approved changes to the funds' fundamental policies (i.e., policies that cannot be changed without a shareholder vote). The newly adopted standardized fundamental policies for each of the Vanguard funds are as follows:

Borrowing. The Fund may borrow money only as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the Fund.

Commodities. The Fund may invest in commodities only as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the Fund.

Industry Concentration.
[For funds, other than index funds and money market funds, that do not concentrate.] The Fund will not concentrate its investments in the securities of issuers whose principal business activities are in the same industry.

[For index funds that do not concentrate.] The Fund will not concentrate its investments in the securities of issuers whose principal business activities are in the same industry, except as may be necessary to approximate the composition of its target index.

[For funds, other than money market funds, that concentrate.] The Fund will concentrate its investments in the securities of issuers whose principal business activities are in the ________ industry, as defined in the prospectus or Statement of Additional Information (SAI) (the blank to be consistent with the fund's name, such as energy, health care, etc.).

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[For the Prime Money Market Fund, Vanguard Variable Insurance Fund--Money Market
Portfolio, and Market Liquidity Fund.] The Fund will concentrate its assets in the securities of issuers whose principal business activities are in the financial services industry. For the purposes of this policy, the financial services industry is deemed to include the group of industries within the financial services sector. In addition, the Fund reserves the right to concentrate its investments in government securities, as defined in the 1940
Act.

[For all other money market funds.] The Fund will not concentrate its investments in the securities of issuers whose principal business activities are in the same industry, except that the Fund reserves the right to concentrate its investments in government securities, as defined in the 1940 Act, and certificates of deposit and bankers' acceptances issued by domestic banks (which may include U.S. branches of non-U.S. banks).

Loans. The Fund may make loans to another person only as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the Fund.

Real Estate. The Fund may not invest directly in real estate unless it is acquired as a result of ownership of securities or other instruments. This restriction shall not prevent the Fund from investing in securities or other instruments (1) issued by companies that invest, deal, or otherwise engage in transactions in real estate, or (2) backed or secured by real estate or interests in real estate.

Senior Securities. The Fund may not issue senior securities except as permitted by the 1940 Act or other governing statute, by the Rules thereunder, or by the SEC or other regulatory agency with authority over the Fund.

The funds' current fundamental policies with respect to diversification, investment objective, and underwriting, if applicable, remain unchanged.





























(C) 2009 The Vanguard Group, Inc. All rights reserved.

Vanguard Marketing Corporation, Distributor.                   SAI0709